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                                  PERKINS COIE
              A Law Partnership Including Professional Corporations
         1201 Third Avenue, 40th Floor    Seattle, Washington 98101-3099
              Telephone (206) 583-8908    Facsimile (206) 583-8500

                                February 14, 1995

Shurgard Storage Centers, Inc.
1201 Third Ave., Suite 2200
Seattle, WA  98101

Shurgard Incorporated
1201 Third Ave., Suite 2200
Seattle, WA  98101

          RE:  MERGER OF THE MANAGEMENT COMPANY INTO THE SHURGARD REIT

Ladies and Gentlemen:

     We have been asked as counsel to Shurgard Storage Centers, Inc., a Delaware corporation (the "Shurgard REIT"), to render this opinion pursuant to the Agreement and Plan of Merger, dated as of December 19, 1994, including all amendments relating thereto (the "Agreement"), by and among the Shurgard REIT and Shurgard Incorporated, a Washington corporation (the "Management Company"). Capitalized terms not otherwise defined herein shall have the same meanings given to them in the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") that is part of the Registration Statement on Form S-4 of Shurgard covering the shares of Shurgard REIT Class A Common Stock to be issued in the Merger.

     In connection with this opinion, we have examined the originals, photocopies or certified copies of the Agreement, and all such other documents we have deemed necessary or appropriate as a basis for the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as photocopies or certified copies. We have relied, as to matters of fact, solely upon statements and representations by officers and representatives of the Shurgard REIT and the Management Company, including those statements and representations contained in that certain Shurgard REIT Officers' Certificate, dated as of the date hereof, and that certain Shurgard Management Company Officers' Certificate, dated as of the date hereof, as well as those statements and representations made by Charles K. Barbo, Arthur W. Buerk, Donald B. Daniels, Michael Rowe, David K. Grant, the Barbo Trust), dated as of the date hereof (collectively, the "Significant Management Company Shareholders"), in those certain Management Company Significant Shareholder's Certificates (such certificates collectively referred to as the "Certificates"), and the assumptions stated therein. Without the Certificates we would not render this opinion.

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Shurgard Incorporated
February 14, 1995
Page 2

     In rendering this opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), and other U.S. federal tax statutes, the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof. Furthermore, we have examined (1) the Agreement (including the exhibits thereto), (2) the Proxy Statement/Prospectus and (3) such other documents as we deemed relevant. In our examination of these documents, we have assumed (i) the authenticity of original documents and the accuracy of copies of documents, that signatures are genuine and the capacity of each party executing a document to so execute such document, and (ii) in the case of any unsigned documents, that the documents have been or will be duly executed in the form reviewed by us.

I.   DESCRIPTION OF THE MERGER

     Our opinion is based upon the following facts as more fully described in the Proxy Statement/Prospectus. In the Merger, the Management Company will be merged with and into the Shurgard REIT. The separate corporate existence of the Management Company will terminate and the Shurgard REIT will be the surviving corporation. Management Company shareholders owning 100% of the shares of the Management Company Common Stock outstanding immediately prior to the Effective Time of the Merger, other than Management Company shareholders exercising their appraisal rights, will exchange their shares of Management Company Common Stock for Shurgard REIT Class A Common Stock.

II.  FACTUAL ASSUMPTIONS

     For purposes of this opinion, we have assumed the following:

     A. At the Effective Time of the Merger, the Shurgard REIT does not own, beneficially or of record, any stock or securities of the Management Company;

     B. The Shurgard REIT Class A Common Stock to be issued to the Management Company shareholders in the Merger and pursuant to the Agreement will be voting stock and will not be subject to a put or call;

     C. There is no plan or intention by the shareholders of the Management Company to sell, exchange or otherwise dispose of a number of shares of the Shurgard REIT Class A Common Stock received in the Merger that would reduce the Management Company shareholders' ownership of the Shurgard REIT Class A Common Stock to a number of shares having a value, as of the Effective Time of the Merger, of less than 50% of the value of all the formerly outstanding shares of the Management Company Common Stock as of the same date. For purposes of this assumption, shares of Management Company Common Stock exchanged

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February 14, 1995
Page 3

for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of the Shurgard REIT Class A Common Stock will be treated as outstanding Management Company Common Stock on the date of the Merger. Moreover, shares of Management Company Common Stock and shares of the Shurgard REIT Class A Common Stock held by the Management Company shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the Merger will be considered in making this assumption. Finally, shares of Shurgard REIT Class A Common Stock exchanged for shares of Management Company Common Stock received upon the exercise of options to purchase Management Company Common Stock after February 23, 1994 are ignored for purposes of this assumption.

     D. The Shurgard REIT has no plan or intention to liquidate or to sell or otherwise dispose of any of the assets of the Management Company acquired in the Merger, except in the ordinary course of business or pursuant to transfers described in section 368(a)(2)(C) of the Code, and intends to continue after the Merger, in a substantially unchanged manner, each line of business the Management Company conducted prior to the Merger other than those lines of business disposed of in the InterMation Spin-off;

     E. The Shurgard REIT, the Management Company, the Shurgard REIT stockholders and the Management Company shareholders will pay their respective expenses incurred in connection with the Merger and the other transactions contemplated by the Agreement;

     F. Less than 80% of the total value of the assets of the Management Company assets is attributable to assets held for investment within the meaning of section 368(a)(2)(F) of the Code and less than 50% of the total value of the assets of the Management Company are "stock and securities" within the meaning of section 368(a)(2)(F) of the Code, including as "stock and securities" for these purposes the Shurgard REIT Class A Common Stock held by the Management Company and the Contingent Partnerships;

     G. The aggregate number of shares of Shurgard REIT Class A Common Stock issued (a) as Contingent Shares under Sections 4.1(a)(ii) and 4.7 of the Agreement and (b) as a result of any Under-Statement pursuant to Section 4.1(d)(ii)(D) of the Agreement shall not exceed the aggregate number of shares of Shurgard REIT Class A Common Stock issued as Share Consideration at the Effective Time pursuant to Section 4.1(a)(i) of the Agreement, as adjusted pursuant to Section 4.1(d) of the Agreement, excluding any additional shares of Shurgard REIT Class A Common Stock issued as a result of an Under-Statement pursuant to Section 4.1(d)(ii)(D) of the Agreement;

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Shurgard Incorporated
February 14, 1995
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     H.   The Merger will be effected pursuant to the corporation laws of the
States of Washington and Delaware, as described in Section 2.1 of the Agreement; and

     I.   Such other matters set forth in the Certificates.

III. DISCUSSION

     A.   STATUTORY REQUIREMENTS FOR REORGANIZATION STATUS

     In order for tax-free treatment to apply to the Shurgard REIT Class A Common Stock received by shareholders of the Management Company in the Merger, the Merger must qualify as a reorganization under section 368(a) of the Code.

          1.   STATUTORY MERGER

     A "statutory merger or consolidation" is included within the meaning of a "reorganization" by virtue of section 368(a)(1)(A) of the Code. Treasury Regulations section 1.368-2(b)(1) provides that "[i]n order to qualify as a reorganization under Section 368(a)(1)(A) the transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or a State or Territory or the District of Columbia." For purposes of this opinion, we are assuming that the Merger will be effected pursuant to the corporation laws of the State of Washington and the State of Delaware, which assumption is consistent with Section 2.1 of the Agreement. Accordingly, we are satisfied that the Merger will be a merger or consolidation under section 368(a)(1)(A) of the Code.

          2.   INVESTMENT COMPANIES

     Section 368(a)(2)(F) of the Code provides that a Merger will not qualify as a reorganization under section 368(a)(1) of the Code if two or more parties to the transaction are investment companies. Section 368(a)(2)(F)(iii) of the Code defines an investment company to be any of (a) a regulated investment company,
(b) a real estate investment trust or (c) a corporation 50% or more of the value of whose total assets are stock and securities and 80% or more of the value of whose total assets are assets "held for investment." Because it is a real estate investment company, the Shurgard REIT is an investment company within the meaning of section 368(a)(2)(F) of the Code. Nevertheless, the management of the Management Company has represented that less than 80% of the total value of the assets of the Management Company assets is attributable to assets held for investment within the meaning of section 368(a)(2)(F) of the Code and less than 50% of the total value of the assets of the Management Company are "stock and securities" within the meaning of section 368(a)(2)(F) of the Code, including as "stock and securities" for these purposes the

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February 14, 1995
Page 5

interest of the Management Company in the Shurgard REIT Class A Common Stock and the Contingent Partnerships. Therefore, we are satisfied that the Merger will not contain two or more parties that are investment companies, and that no party to the reorganization will recognize gain under this rule.

     B.   JUDICIAL, ADMINISTRATIVE AND REGULATORY REQUIREMENTS

     In addition to the statutory requirements, the Merger must also satisfy several judicial, administrative and regulatory requirements to qualify as a reorganization under section 368(a) of the Code.

          1.   CONTINUITY OF INTEREST

     First among these nonstatutory requirements is the judicial continuity of interest doctrine, which concerns itself with the character and extent of the continuing relationship of the former shareholders of the acquired company to the corporation acquiring their interests. While no precise formula has been expressed for determining whether there has been retention of the requisite interest, it seems clear that there must be a showing: (i) that the transferor corporation or its shareholders retained a substantial proprietary stake in the enterprise represented by a material interest in the affairs of the transferee corporation and (ii) that such retained interest represents a substantial part of the value of the property transferred. SOUTHWEST NATURAL GAS CO. V. COMMISSIONER, 189 F.2d 332 (5th Cir. 1951), CERT. DENIED, 342 U.S. 860 (1951).
As to the nature of the consideration, after having reviewed the material terms of the Shurgard REIT Class A Common Stock, we are satisfied that such stock interest will constitute a qualifying proprietary interest in the Shurgard REIT for purposes of this requirement.

     In regard to the substantiality of that interest, the continuity of interest test has usually focused on the percentage of the total consideration received and retained by the historic shareholders of the acquired corporation that represents an equity interest in the acquiring corporation. In NELSON V. HELVERING, 296 U.S. 374 (1935), the Supreme Court held that requisite continuity was found where that percentage was approximately 38%. This standard is the most authoritative precedent on this issue to date. For purposes of issuing a favorable advance ruling, the IRS imposes a more stringent standard, namely, that the stock of the acquiring corporation used as consideration be "equal in value, as of the effective date of the reorganization, to at least 50 percent of the value of all the formerly outstanding stock of the acquired or transferor corporation as of the same date." Rev. Proc. 77-37, 1977-2 C.B. 568,
Section 3.02. For purposes of this standard, stock surrendered by dissenters or exchanged for cash in lieu of fractional shares is to be treated as outstanding
stock of the acquired corporation on the date of the transaction.   ID.  We have
considered the following issues with respect to the

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February 14, 1995
Page 6

percentage of Shurgard REIT Class A Common Stock received and retained by the Management Company shareholders as a result of the Merger.

               a. MANAGEMENT COMPANY OPTIONS. Immediately prior to the Effective Time all the unvested Management Company Options will vest, enabling holders to exercise such options in exchange for shares of Management Company Common Stock and to then exchange their Management Company Common Stock for Shurgard REIT Class A Commons Shares in the Merger. Under the federal income tax laws it is unclear to what extent shares of the Management Company Common Stock issued with respect to options exercised after February 23, 1994 (the final day of the voting period regarding the formation of the Shurgard REIT) can be considered to have been held by historic Management Company Shareholders. Nevertheless, because such shares would constitute less than 10% of the total number of shares of Management Company Common Stock (assuming exercise of all Management Company Options described in the Proxy Statement/Prospectus), their existence should not prevent the Merger from meeting the continuity of shareholder interest requirement.

               b. CONTINGENT SHARES. Under the Agreement, the Shurgard REIT may issue a number of shares of Shurgard REIT Class A Common Stock (the "Contingent Shares") to the Management Company Shareholders as Merger consideration for the first five years ending after the Effective Time. The IRS will rule that the subsequent delivery of additional shares through contingent stock arrangements will not adversely affect a reorganization otherwise qualifying under section 368(a) of the Code, including the continuity of shareholder interest requirement,(1) provided that the following requirements (the "Contingent Stock Guidelines") are met: (i) the contingent stock will settle within five years; (ii) there is a valid business purpose for the arrangement; (iii) the maximum number of Contingent Shares will not exceed the number of shares issued in the initial distribution; (iv) the number of Contingent Shares is based upon an objective and readily ascertainable formula;
(v) the triggering event for payment of the contingent shares is not within the control of recipient shareholders; (vi) the arrangement limits the maximum number of contingent shares that may be issued, (vii) such stock issuance is not triggered by the payment of additional tax or reduction in tax paid as a result of an IRS audit either (A) related to the reorganization or (B) when the reorganization involves persons related within the meaning of section 267(c)(4) of the Code; (viii) the rights to the Contingent Shares are not assignable, other than by operation of law, or, alternatively, the right to the contingent shares is not evidenced by negotiable instruments of any kind, and (ix) such right can give rise only to the receipt of

- --------------------

     (1) As noted INFRA at Section III B.1.d, however, a portion of the shares may be recharacterized as interest.

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Shurgard Incorporated
February 14, 1995
Page 7

additional stock of the corporation making the underlying distribution. See Rev. Proc. 84-42, 1981-1 C.B. 521.

     The Contingent Share arrangement offered to the Management Company shareholders meets all of the Contingent Stock Guidelines, with two exceptions. First, the period during which Contingent Shares may be issued may extend for between five and six years (and possibly a greater period if the parties are unable to agree on an appraiser so that the matter is before the presiding judge of the Superior Court in King County Washington). This contradicts requirement
(i) of the Contingent Stock Guidelines, which mandates that the period not exceed five years. Nonetheless, the case law is considered more lenient in this regard, and supports the use of a contingent share period in excess of five years. SEE CARLBERG V. UNITED STATES, 281 F.2d 507, 60-2, U.S. Tax Cas. (CCH) PARA 9647, at 77,739 (8th Cir. 1960) (six-year pay-out); HAMRICK V. COMMISSIONER, 43 T.C. 21, 23 (1964) (seven-year pay-out). Furthermore, the fact that the pay-out period could, in theory, continue indefinitely when the matter is before a King County Superior Court judge should not change this result. AGREEMENT Section 4.7(d)(ii). This will occur only if the parties are unable to agree on an appraiser, and furthermore, if it does occur, control over the Contingent Share pay-out period will be entirely outside the control of the parties. Such an agreement presents no opportunity for an abuse of the five year limit. CF. Rev. Proc. 84-42, 1981-1 C.B. 521 at Section 2.02(b) (exercise arrangement may exceed five years due to a "bona fide dispute as to when the stock should be released").

     Second, the Contingent Share arrangement provides for the issuance of cash in lieu of fractional shares in contrast to requirement (ix). Nevertheless, the case law in this area is more lenient than the IRS ruling requirements. See Carlberg, supra, at 77,741 (after 10 years, shareholders who have not collected contingent shares due will receive cash with an equivalent value). Furthermore, the IRS has ruled favorably in reorganizations qualifying under section 368(a) of the Code that utilized cash in lieu of fractional shares when the cash did not represent separately bargained-for consideration. Rev. Rul. 66-635, 1966-1 C.B. 116 (cash in lieu of fractional shares did not violate "solely for voting stock" requirement of section 368(a)(1)(B) of Code when not separately bargained-for consideration). Each of the Management Company Officer's Certificate and the Certificates contains a representation that the cash in lieu of fractional shares received under the Agreement does not represent separately bargained-for consideration. Finally, the amount of cash issued in lieu of functional shares of Shurgard REIT Class A Common Stock is nominal.
Accordingly, the issuance of cash in lieu of functional shares of Shurgard REIT Class A Common Stock both at the Effective Time and with respect to the Contingent Shares should not prevent the reorganization from qualifying under section 368(a) of the Code. Furthermore, we believe the Contingent Shares should be treated as Shurgard REIT Class A Common Shares issued in the Merger, and not as

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Shurgard Incorporated
February 14, 1995
Page 8

"other property" under section 356(a) of the Code, and should not adversely affect the tax-free nature of the Merger for any party thereto.

               c. ESCROW SHARES. Fifteen percent of the aggregate number of Shares being issued at the Effective Time of the Merger (the "Indemnification Shares") will be deposited into an escrow account at the Effective Time to allow the Shurgard REIT to recover from the Indemnification Shares costs or expenses arising from certain events. The IRS will rule that an escrow arrangement does not adversely affect a reorganization otherwise qualifying under section 368(a) of the Code, including the continuity of shareholder interest requirement, provided that the following requirements are met (the "Escrow Stock Guidelines"): (i) the escrowed stock will be released within five years (except when there is a bona fide dispute as to whom the stock should be released);
(ii) there is a valid business purpose for the arrangement; (iii) at least 50% of the number of shares issued initially to the shareholders (excluding shares issued under a contingent stock arrangement as set forth above) are not subject to the arrangement; (iv) the triggering event for return of the escrow shares is not within the control of recipient shareholders; (v) the stock subject to such arrangement appears as issued and outstanding on the balance sheet of the issuing corporation and such stock is legally outstanding under applicable state law; (vi) all dividends paid on such stock will be distributed currently to the exchanging shareholders; (vii) all voting rights of such stock (if any) are exercisable by or on behalf of the shareholders or their authorized agent;
(viii) no shares of such stock are subject to restrictions requiring their return to the issuing corporation because of death, failure to continue employment, or similar restrictions; (ix) the mechanism for the calculation of the number of escrow shares to be returned is based upon an objective and readily ascertainable formula; and (x) the return of such stock is not triggered by the payment of additional tax or reduction in tax paid as a result of an IRS audit either (A) related to the reorganization or (B) when the reorganization involves persons related within the meaning of section 267(c)(4) of the Code. See Rev. Proc. 84-42, SUPRA.

     The escrow arrangement for the Indemnification Shares meets the Escrow Stock Guidelines, other than requirement (x). The indemnification arrangement provides for damages in the event that the InterMation Spin-off does not qualify under section 355 of the Code, or in the event that the representations and warranties or covenants and agreements of the Management Company in the Agreement are incorrect or untrue. AGREEMENT Section 4.8(a) (i)-(iii). Depending on the circumstances, this could contradict requirement (x)'s prohibition against using escrow stock to pay an IRS audit tax liability "related to" the reorganization. For example, the failure of the Merger to qualify as a reorganization under section 368(a) of the Code may disqualify the qualification of the InterMation Spin-off under section 355 of the Code, causing Indemnification Shares to be issued to the Shurgard REIT. Nevertheless, the purpose of the escrow arrangement is not merely to guard against the characterization of the

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Page 9

Agreement as tax-free, but instead to protect against a number of liabilities that may arise and that are typically covered in merger agreement indemnification provisions. Tech. Adv. Mem. 7408289000A (Aug. 28, 1974) (escrow arrangement to "insure performance of certain terms and provisions" of agreement); KINGSLEY V. COMMISSIONER, 662 F.2d 531, 81-2 U.S. Tax Cas. (CCH) PARA 9785 at 88,612 (9th Cir. 1981) (escrow for warranties regarding "financial statements, tax liabilities and insurance claims"). Because of the bona fide business purpose for the escrow arrangement, we conclude that the Indemnification Shares should be treated as Shurgard REIT Class A Common Shares issued in the Merger, and not as "other property" under section 356 of the Code, and should not adversely affect the tax-free nature of the Merger for the Management Company or the Shurgard REIT.

               d. RECHARACTERIZATION AS INTEREST INCOME. As discussed below in Section III.C.1. hereof, a portion of the Contingent Shares issued to Management Company shareholders will be recharacterized as interest income and taxed to the Management Company shareholders upon their receipt thereof. Rev. Rul. 70-300, 1970-1 C.B. 123. The portion of the Contingent Shares that are not so recharacterized will be treated as Shurgard REIT Class A Common Stock issued in the Merger. Neither the portion of the Contingent Shares recharacterized as interest or the remaining portion of the Contingent Shares will constitute "other property" under section 356(a) of the Code. ID. Therefore, the interest recharacterization should not diminish the percentage value of Shurgard REIT Class A Common Stock deemed received by the Management Company shareholders in the Merger, and should not adversely impact the continuity of shareholder interest requirement.

               e. SUMMARY OF CONTINUITY OF INTEREST ANALYSIS. Each of the management of the Management Company and the Significant Management Company shareholders has represented that there is no plan or intention by the shareholders of the Management Company who own 1% or more of the Management Company Common Stock, and to the best of their knowledge, there is no plan or intention on the part of the remaining Management Company shareholders to sell, exchange or otherwise dispose of a number of shares of the Shurgard REIT Class A Common Stock received in the Merger that would reduce the Management Company shareholders' ownership of the Shurgard REIT Class A Common Stock to a number of shares having a value, as of the Effective Time of the Merger, of less than 50% of the value of all the formerly outstanding shares of the Management Company Common Stock as of the same date. Based on this and the analysis set forth above regarding the character of the Shurgard REIT Class A Common Stock issued in the Merger, we believe that the continuing interests of the Management Company shareholders who receive the Shurgard REIT Class A Common Stock in the Merger should be deemed sufficient for purposes of the continuity of shareholder interest requirement.

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February 14, 1995
Page 10

          2.   CONTINUITY OF BUSINESS ENTERPRISE

     Treasury Regulations section 1.368-1 provides that for a reorganization to qualify under section 368(a) of the Code it must also satisfy a so-called "continuity of business enterprise" test. The regulation provides that the acquiring corporation must either continue the historic business of the acquired corporation or use a significant portion of the historic business assets of the acquired corporation in its business. The preamble to the final Treasury Regulations acknowledges that the exact formulation of the continuity of business enterprise test in the regulation has been criticized and is not supported by all of the judicial precedents that previously interpreted the continuity of business enterprise requirement. T.D. 7745, 1981-1 C.B. 134.

     Notwithstanding such equivocation, management of the Shurgard REIT has represented that the Shurgard REIT will continue after the Merger the historic business of the Management Company or use a significant portion of the Management Company's historic business assets in a business of the Shurgard REIT. It has also represented that it does not intend for the Shurgard REIT to liquidate, sell or otherwise dispose of any of the Management Company's assets after the Merger, except in the ordinary course of business or in transfers described in section 368(a)(2)(C) of the Code (transfers to wholly-owned subsidiaries). Accordingly, we are of the opinion that the continuity of business enterprise test will be satisfied.

          3.   BUSINESS PURPOSE

     Judicial and regulatory authorities also require a reorganization qualifying under section 368(a) of the Code be undertaken for a bona fide business purpose. SEE GREGORY V. HELVERING, 293 U.S. 465 (1935); Treas. Reg.
Section 1.368-1(b), (c), -2(g). Regulations explain that "the transaction, or series of transactions, embraced in a plan of reorganization must not only come within the specific language of section 368(a) of the Code, but the readjustments involved in the exchanges or distributions must be undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization." Treas. Reg. Section 1.368-2(g).

     Management of the Shurgard REIT and of the Management Company have represented that the Merger is being undertaken by the Shurgard REIT and the Management Company for reasons germane to their businesses, including, but not limited to the following:

     (a) the proven expertise and substantial experience of the employees of the Management Company, who will become employees of the Shurgard REIT through the Merger, in the development, acquisition and management of self-storage properties;

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     (b)  to enable the Shurgard REIT to internalize the successful capital markets experience of the Management Company;

     (c) to enable the Shurgard REIT to realize certain efficiencies arising from a self-managed structure in that it will pay for management and advisory services directly and will not be paying a third party for such services;

     (d) to align the interests of the Management Company with those of the Shurgard REIT;

     (e) to acquire the "Shurgard" name and goodwill associated with that name; and

     (f) to enable the Shurgard REIT to be a self-managed and self-administered REIT, thereby making the Shurgard REIT more attractive to investors and enabling it to enjoy enhanced market perception.

     Accordingly, we are of the opinion that the business purpose requirement will be satisfied.

          4.   BUILT-IN GAIN RULES

     Under Notice 88-19, 1988-1 C.B. 486 (the "Built-in Gain Rules"), the Management Company will be taxed at the Effective Time on the excess of (a) the fair market value of its assets over (b) the tax basis of those assets, unless the Shurgard REIT makes an election pursuant to the Built-in Gain Rules or applicable future administrative rules or Treasury Regulations. The management of the Shurgard REIT has represented that it will make this election. Accordingly, we are satisfied Shurgard will not recognize gain under the Built-in Gain Rules at the Effective Time in the Merger.

     C.   TAX TREATMENT OF MANAGEMENT COMPANY SHAREHOLDERS IN THE MERGER

     The basis of the Management Company shareholders in their shares of Shurgard REIT Class A Common Stock (including fractional shares thereof deemed received in the Merger but excluding Contingent Shares recharacterized as interest) received in the Merger will equal their adjusted basis in the shares of Management Company Common Stock exchanged therefor. Code Section 358. For purposes of this calculation, the IRS apparently requires that the Management Company shareholders assume the maximum number of Contingent Shares will be issued and that all of the Indemnification Shares will be released, thereby minimizing their per-share basis in their Shurgard REIT Class A Common Stock received at the Effective Time.

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Rev. Rul. 76-434, 1976-2 C.B. 108.  The holding period of the Shurgard REIT
Class A Common Stock received will include the holding period of the Management Company Common Stock exchanged therefor. Code Section 1223(2).

     The Management Company and its shareholders (other than those exercising dissenters' rights) generally should recognize no gain or loss upon the receipt of Shurgard REIT Class A Common Stock in exchange for their Management Company Common Stock (other than those Contingent Shares recharacterized as interest). Code Section Section 354, 361. To the extent that they receive cash in lieu of fractional shares of Shurgard REIT Class A Common Stock, such shareholders will recognize capital gain (assuming that their shares of Management Company Common Stock are held as capital assets at the Effective Time), subject to the limitations of section 302 of the Code (as discussed INFRA in Section III.C.3.). Code Section 356. The amount of gain so recognized will equal the difference between such cash and the tax basis allocated to their fractional shares of Shurgard REIT Class A Common Stock deemed received in the Merger.

     Nonetheless, the conclusion that the Management Company or its shareholders will not recognize income upon the receipt of the Shurgard Class A Common Stock in the Merger (other than that portion of the Contingent Shares recharacterized as interest) is based on a number of assumptions and representations herein and in the Certificates, including a representation that the Shurgard Class A Common Stock and other consideration received by the Management Company shareholders will be approximately equal to the fair market value of the Management Company Common Stock surrendered in the exchange. If one or more of these assumptions and representations were successfully challenged by the IRS, the Management Company shareholders may recognize an additional taxable gain. For example, the IRS might contend that the right to receive Contingent Shares issued to the Management Company shareholders constituted taxable boot because such right did not fit squarely within the requirements of the Contingent Stock Guidelines discussed SUPRA at Section III.B.1.c. This would cause a Management Company shareholder to recognize gain equal to the fair market value of such right, but not in excess of the aggregate gain realized by such shareholder in the Merger.(2) Code Section 356. Alternatively, if the IRS successfully asserted that a portion of the Shurgard Class A Common Stock issued in the Merger represented compensation for services rendered by the Management Company or

- --------------------

     (2) Note, however, that as long as the aggregate amount of such "boot" does not violate the continuity of shareholder interest test, the Merger would still qualify as a reorganization under section 368(a)(1) of the Code. See Section III B.1. SUPRA.

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Shurgard Storage Centers, Inc.
Shurgard Incorporated
February 14, 1995
Page 13

its shareholders, then the Management Company or its shareholders would recognize ordinary income in an amount equal to the fair market value of such shares.

     In addition, we note the following issues:

          1.   RECEIPT OF CONTINGENT SHARES

     A portion of the Contingent Shares issued to Management Company shareholders should be taxable upon receipt by the Management Company shareholders as interest income. See Rev. Rul. 70-300, 1970-2 C.B. 125; Prop. Treas. Reg. Section 1.483-4, 59 Fed. Reg. 64,884 (Dec. 16, 1984). The amount of interest income recognized should equal the excess of (i) the fair market value of the Contingent Shares at the time they are issued over (ii) such fair market value discounted back to the Effective Time using an applicable federal interest rate so that the amount of interest income will depend upon the time of the payment of the Contingent Shares. ID.

          2.   INDEMNIFICATION SHARES

     Each Management Company shareholder should be deemed to own at the Effective Time that portion of the Indemnification Shares that he or she would receive upon the release of such shares if no payment of such shares is made during the escrow period. The IRS has ruled that the payment of shares as indemnification from an escrow fund will not result in gain or loss to the beneficial owner of the shares if the payment is calculated on the basis of the fair market value of the shares at the time of the initial reorganization and the beneficial owners of the shares have no right to substitute other property for the shares in the event of a repossession. Rev. Rul. 76-42, 1976-1 C.B.
102. Accordingly, the Management Company shareholders should recognize no gain or loss upon a transfer of Indemnification Shares to the Shurgard REIT. Additionally, the basis of such shares should be added to the basis of the Indemnification Shares remaining in the escrow fund. ID.

          3.   EXERCISE OF DISSENTERS' RIGHTS

     Management Company shareholders who exercise dissenters' rights should recognize gain or loss equal to the difference between such cash and the tax basis in their shares of Management Company Common Stock relinquished therefor, and such gain or loss should constitute capital gain or loss if their shares of Management Company Common Stock are held as a capital asset at the Effective Time. Code Section Section 1001, 1221. However, it is likely that section 302 of the Code applies to the payment of cash to dissenting shareholders. See CLARK V. COMMISSIONER, 489 U.S. 726 (1989) (applying section 302 of the Code to reorganization boot). Accordingly, under certain limited circumstances, a Management Company shareholder

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Shurgard Storage Centers, Inc.
Shurgard Incorporated
February 14, 1995
Page 14

exercising dissenters' rights may recognize ordinary income to the extent of the cash received if the resulting redemption were not treated as a complete termination of the interest of the Management Company shareholder in the Shurgard REIT, after application of certain attribution rules under section 318 of the Code.

     D.   SHURGARD REIT'S RECEIPT OF INDEMNIFICATION SHARES

     Typically a purchaser recognizes no gain or loss upon the receipt of property as an adjustment to purchase price. The Agreement provides that the Shurgard REIT's receipt of any Indemnification Shares is to be treated as an adjustment to purchase price. In addition, the IRS has ruled that the return of shares by a seller to purchaser as payment under an indemnification arrangement is an adjustment to purchase price when the payment price is based upon the fair market value of the shares at the time of the initial sale and the beneficial owners of the shares have no right to substitute other property for the shares in the event of a repossession. Rev. Rul. 76-42, SUPRA; G.C.M. 36386 (Aug. 22,
1975). Accordingly, the Shurgard REIT should recognize no gain or loss upon the receipt of Indemnification Shares from the Escrow Fund. However, the IRS might take the position that such return constituted ordinary income to the Shurgard REIT, particularly if the related indemnification claim was for lost profits of the Shurgard REIT. SEE ARROWSMITH V. COMMISSIONER, 344 U.S. 6 (1952) (characterization of repayment determined by character of original payment).

IV.  OPINION

     Based upon the foregoing:

     A. We believe the following will be the consequences of the Merger for the Shurgard REIT and the Management Company for federal income tax purposes:

     1. The Merger will qualify as a reorganization under section 368(a) of the Code;

     2. Each of the Management Company and the Shurgard REIT will be a "party to the reorganization" under section 368(b) of the Code;

     3. no gain or loss will be recognized by the Shurgard REIT or the Management Company and the Shurgard REIT in the Merger;

     4. Immediately following the Effective Time, the assets of the Management Company in the hands of the Shurgard REIT will have the same adjusted tax basis as they had in the hands of the Management Company immediately before the Effective Time; and

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Shurgard Storage Centers, Inc.
Shurgard Incorporated
February 14, 1995
Page 15

     5. The holding period for each of the assets of the Management Company in the hands of the Shurgard REIT following the Effective Time will include the period each asset was held by the Management Company immediately prior to the Effective Time.

     B. In addition, we believe the following should be the federal income tax consequences of the Merger for the shareholders of the Management Company:

     1. No gain or loss should be recognized by Management Company shareholders upon receipt of shares of Shurgard Class A Common Stock in exchange for their shares of Management Company Common Stock (other than Contingent Shares recharacterized as interest income), except that Management Company shareholders who receive cash in lieu of a fractional share of Shurgard Class A Common Stock should recognize gain equal to the difference between such cash and the tax basis allocated to their fractional shares of Shurgard Class A Common Stock, and such gain should constitute capital gain if their shares of Management Company Common Stock were held as a capital asset at the Effective Time;

     2. The tax basis of the shares of Shurgard Class A Common Stock received (including fractional shares of Shurgard Class A Common Stock deemed received) in the Merger by Management Company shareholders (other than Contingent Shares recharacterized as interest) should be the same as the tax basis of their shares of Management Company Common Stock exchanged therefor and, until the final payment of Contingent Shares, such basis shall be determined as though the maximum number of Contingent Shares had been issued under the Agreement and all of the Indemnification Shares are released at the end of the escrow period; and

     3. The holding period of the shares of Shurgard Class A Common Stock (other than Contingent Shares recharacterized as interest income) in the hands of the Management Company shareholders should include the holding period of their shares of Management Company Common Stock exchanged therefor, provided such shares of Management Company Common Stock are held as a capital asset at the Effective Time.

V.   LIMITATIONS

     A. Our opinion is limited to the specific matters described above and in the Agreement. We give no opinion with respect to other tax matters, whether federal, state, local or foreign, that may relate to the Merger, including, without limitation, any opinion regarding the consequences of the InterMation Spin-off.

     B. We caution that our opinion is based on the facts, assumptions and representations contained herein and in the Certificates and on the federal income tax laws as

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Shurgard Storage Centers, Inc.
Shurgard Incorporated
February 14, 1995
Page 16

they exist on the date hereof. It is possible that subsequent changes in such facts, assumptions or representations could occur or that subsequent changes in the tax law could be enacted and applied retroactively to the Merger. Any such changes could affect this opinion.

     C. This opinion is furnished solely in connection with the Merger. It may be provided as an exhibit to the Proxy Statement/Prospectus. Any other use is not permitted. We hereby consent to the use of our name in the Proxy Statement/Prospectus under the headings "RISK FACTORS--Merger as a Taxable Event," "THE MERGER--Conditions to Consummation of the Merger--Conditions to the Obligations of the Shurgard REIT," "FEDERAL INCOME TAX CONSEQUENCES--Tax Treatment of the Merger" and "TAX OPINION."

                                        Very truly yours,

                                        /s/ Perkins Coie
                                        ------------------
                                        PERKINS COIE